Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

RIGHTS AND PREFERENCES

OF SERIES B PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

EVO Transportation & Energy Services, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, in accordance with its Certificate of Incorporation, it has created a series of preferred stock of this Corporation to be known as Series B Preferred Stock and having the terms embodied in this Certificate of Designation.

1.	Number; Title. Three million seventy-five thousand (3,075,000) shares of the Corporation’s authorized but undesignated stock are hereby designated as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). Such number of shares may be increased or decreased (but not less than the number of shares of Series B Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series B Preferred Stock. The rights, preferences, privileges, qualifications, limitations and restrictions of the Series B Preferred Stock are as set forth in this Certificate. The Corporation will not issue any other class of shares of preferred stock ranking senior to the Series B Preferred Stock.

2.	Dividends.

(a)	Generally. The holders of Series B Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, an annual non-compounding dividend, payable at the rate of ten percent (10.0%) per annum on the initial Liquidation Price for five years from the date the Preferred Stock is issued and payable in arrears in the form of shares of Series B Preferred Stock at a rate of $3.00 per share, or, at the Corporation’s written option, quarterly in arrears in cash. Such dividends will not accrue with respect to shares of Series B Preferred Stock issued as dividends, will begin to accrue as of the date on which the Series B Preferred Stock is issued, and will accrue whether or not declared and whether or not there will be funds legally available for the payment of dividends. For the avoidance of doubt, no dividends shall accrue on the Series B Preferred Stock after March 23, 2025.

(b)	Accrued and Unpaid Dividends Upon Conversion. Notwithstanding anything to the contrary herein, upon any conversion pursuant to Section 6 hereof, all accrued and unpaid dividends will automatically be converted into shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”). Each $1.00 of such accrued and unpaid dividends shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Series B Conversion Price (as defined below) in effect at the time of conversion.

3.	Liquidation Preference.

(a)	Definition. “Liquidation” means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.

(b)	Effect of Liquidation. In the event of any Liquidation:

(i)	Liquidation Price. The holders of record of shares of Series B Preferred Stock will be entitled to receive, prior and in preference to any distributions of any assets of the Corporation to the holders of the Common Stock or any other class of shares of preferred stock of the Corporation ranking junior to the Series B Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called “Junior Liquidation Stock”) by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, three dollars ($3.00) per share of Series B Preferred Stock (the “Liquidation Price”), plus accrued and unpaid dividends on each share of Series B Preferred Stock.

(ii)	Participating Liquidation Stock. Following any distribution of assets or surplus funds of the Corporation to the holders of Series B Preferred Stock and any outstanding series of Junior Liquidation Stock, the remainder of any such assets or surplus funds will be distributed on a pro rata basis to the holders of the Common Stock and any series of preferred stock entitled to participate (“Participating Liquidation Stock”) with the Common Stock in any distribution of the assets and surplus funds of the Corporation upon its Liquidation.

(iii)	Insufficient Funds; Par Liquidation Stock. If upon the occurrence of any Liquidation, the assets and funds of the Corporation available for the distribution to its shareholders will be insufficient to pay the full amount entitled to the holders of the Series B Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on a par with the Series B Preferred Stock upon its Liquidation (“Par Liquidation Stock”), the holders of the Series B Preferred Stock and the Par Liquidation Stock will share ratably in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable in respect of the shares of Series B Preferred Stock and the Par Liquidation Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.	Redemption.

(a)	Optional Redemption of Series B Preferred Stock. At the option of the holder and upon written notice to the Corporation, the Series B Preferred Stock will be redeemable at any time after March 23, 2025 at the Liquidation Price plus all declared and unpaid dividends. In addition, the Corporation will have an ongoing right to purchase all or any portion of the outstanding shares of the Series B Preferred Stock on the terms and conditions contained in this Section. If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase will be made ratably from all holders of Series B Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series B Preferred Stock.

(b)	Notice. The Corporation will notify all holders of record of Series B Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation. The Corporation will state in such notice the date upon which it desires to redeem such shares (the “Redemption Date”) and the percentage of the then-outstanding Series B Preferred Stock which it desires to redeem. The Redemption Date will be no less than 30 days after the mailing of such notice by the Corporation.

(c)	Redemption Price. Any redemption of Series B Preferred Stock effected by the Corporation will be made out of funds legally available for redemptions at a price per share equal to the sum of (i) any accrued and unpaid dividends, plus (ii) the Liquidation Price therefor (the “Redemption Price”). The Corporation will pay the Redemption Price in full on the Redemption Date.

(d)	Surrender of Shares. Upon a redemption, the holders of Series B Preferred Stock will surrender to the Corporation the certificates representing the shares of Series B Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holders will thereafter be entitled to receive payment in cash of the Redemption Price. If fewer than all the shares represented by any certificate are redeemed, the Corporation will issue a new certificate representing the unredeemed shares.

(e)	Shares No Longer Outstanding. On the later of the Redemption Date or the date on which the Redemption Price is paid in full, (i) dividends on each share of Series B Preferred Stock redeemed hereunder will cease to accrue, (ii) such share will be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) will cease.

5.	Voting Rights.

(a)	Generally. Except as otherwise provided herein or as required by law, holders of shares of Series B Preferred Stock are entitled to vote with the holders of Common Stock as a single class on all matters submitted to a vote of the stockholders and are entitled to four (4) votes for each share of Series B Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

(b)	Special Voting Rights. Without the affirmative vote or consent of holders of at least a majority of the Series B Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation will not amend this Certificate of Designation, including by merger or otherwise, so as to alter or repeal the preferences, rights, privileges or powers of the Series B Preferred Stock in a manner that would adversely affect the rights of the holders of the Series B Preferred Stock.

6.	Conversion Rights.

(a)	Optional or Automatic Conversion. Each share of Series B Preferred Stock shall be convertible, at any time at the option of the holder or the Corporation without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Price by the Series B Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Rate”). The “Series B Conversion Price” shall initially be equal to $3.00. Such initial Series B Conversion Price, and the rate at which Series B Preferred Stock shall be converted, if required, into shares of Common Stock, shall be subject to adjustments for stock dividends on the Common Stock, splits, combinations and similar events.

(b)	Automatic Conversion Events. Each share of Series B Preferred Stock will convert into a number of shares of Common Stock at the Conversion Rate upon any of the following:

(i)	on the date the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds three dollars ($3.00) per share for ninety (90) consecutive trading days and the average daily trading volume of the Common Stock is at least twenty thousand (20,000) shares for that same period;

(ii)	immediately prior to closing a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to an offer and sale of shares of Common Stock for the account of the Corporation to the public that generates gross proceeds to the Corporation (before payment of underwriting discounts and commissions) of at least $25,000,000; or

(iii)	immediately prior to effectiveness of a registration statement under the Securities Act covering shares of Common Stock sold in a private offering, which covered shares generated gross proceeds to the Corporation (before payment of commissions) of at least $25,000,000.

If the automatic conversion of Series B Preferred Stock pursuant to Section 6(b)(i) or (ii) above occurs prior to the fifth anniversary of the date of issuance of the Series B Preferred Stock, then all dividends that would have accrued with respect to the Series B Preferred Stock pursuant to Section 2(a) hereto for the period from the conversion date to the fifth anniversary of the issuance date will be deemed to automatically accrue and be treated as accrued and unpaid dividends on such Series B Preferred Stock as of immediately prior to conversion.

(c)	Mechanics of Corporation Elected Conversion. The Corporation may effect a conversion of all or a portion of the outstanding Series B Preferred Stock by providing notice to the holders of Series B Preferred Stock. Upon receipt of a conversion notice from the Corporation, each holder will have five (5) days to exercise its redemption right to receive cash in lieu of the Common Stock that would otherwise be issued by the Corporation in connection with the conversion. Within ten (10) days of receipt of a conversion notice from the Corporation, the holders of Series B Preferred Stock who did not exercise their redemption right will then surrender to the Corporation or any transfer agent for the Series B Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. Upon receipt of certificates representing shares of converted Series B Preferred Stock, the Corporation will issue the holder certificates representing the Common Stock; provided, however, the Corporation may, in its own discretion, issue such certificates regardless of whether the holder surrenders the certificates representing the converted Series B Preferred Stock.

(d)	Mechanics of Holder Elected Conversion. Each holder of Series B Preferred Stock may effect a conversion of all of such holder’s Series B Preferred Stock by providing the Corporation with the form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”). The holder must elect to convert all of his/her/its shares of Series B Preferred Stock. The Notice of Conversion will specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date will be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect a conversion of shares of Series B Preferred Stock, the holder will be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation.

(e)	Reservation of Shares. A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of all of the shares of the Series B Preferred Stock outstanding will at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation will issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Series B Preferred Stock will be convertible as herein provided, the Corporation will at the same time also make proper provision so that thereafter there will be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding shares of Series B Preferred Stock on the new basis.

(f)	Compliance with Securities Laws. The Corporation will comply with all securities laws regulating the offer and delivery of shares of Series B Preferred Stock.

(g)	Rounding. All calculations hereunder will be made to the nearest cent or rounded up to the nearest whole share, as the case may be.

(h)	Notices. Whenever the conversion rate is adjusted as herein provided, the Corporation will give prompt notice by mail to the holders of record of the outstanding shares of the Series B Preferred Stock of such adjustment, which notice will set forth the adjustment and the new conversion rate. Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice will not affect the binding nature of such corporate action by the Corporation.

(i)	Common Stock Defined. As used in this Certificate of Designation, the term “Common Stock” will mean and include the Corporation’s presently authorized Common Stock, par value $0.0001 per share, and will also include any capital stock of any class of the Corporation hereafter authorized which will have the right to vote on all matters submitted to the shareholders of the Corporation and will not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

7.	Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock are converted or redeemed by the Corporation, the shares so converted or redeemed will not be reissuable by the Corporation as Series B Preferred Stock but will be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock. At such time as all outstanding shares of Series B Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series will return to the status of undesignated shares of the Corporation, (ii) this Certificate of Designation will be deemed amended to eliminate all authorized Series B Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

8.	Waiver. Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series B Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series B Preferred Stock at the time outstanding, which such approval will be binding upon all holders of Series B Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, EVO Transportation & Energy Services, Inc. has caused this Certificate of Designation to be executed by the undersigned on this 23rd day of March, 2020.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

Signature Page to Certificate of Designation for Series B Preferred Stock

EXHIBIT A

NOTICE OF CONVERSION

OF

SERIES B PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

To: EVO Transportation & Energy Services, Inc.

a) The undersigned hereby elects to convert all of the undersigned’s shares of Series B Preferred Stock of EVO Transportation & Energy Services, Inc. into Common Stock of EVO Transportation & Energy Services, Inc. pursuant to the Certificate of Designation for Rights and Preferences of Series B Preferred Stock of EVO Transportation & Energy Services, Inc., effective as of ___________, 20__ (the Conversion Date).

b) Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

Certificates representing said Common Stock will be delivered to the following address:

SIGNATURE OF HOLDER OF SERIES B PREFERRED STOCK:

If an Entity/Trust:

Name of Entity/Trust:

Name (Sign)

Name (Print):

Title:

Date:

If Individual:

Name (Sign)

Name (Print):

Date:

***IMPORTANT***

SHARES REPRESENTING SERIES B PREFERRED STOCK MUST BE DELIVERED TO EVO TRANSPORTATION & ENERGY SERVICES, INC. WITH THIS NOTICE OF CONVERSION